AGREEMENT AMONG INSUREDS
with respect to the
JOINT INSURED FIDELITY BOND
ICI Mutual Insurance Company, File No. 04704107B (the “Fidelity Bond”)
     AGREEMENT, made as of March 10, 2008 among the undersigned registered management investment companies and business development company (each an “Insured” and together, the “Insureds”) pursuant to paragraph (f) of Rule 17g-1 promulgated under the Investment Company Act of 1940 (the “1940 Act”) relating to the Fidelity Bond.
     Each of the Insureds hereby agrees that in the event recovery is received under the Fidelity Bond as a result of a loss sustained by one or more of the Insureds that is a registered management investment company or a business development company, the registered management investment company or business development company shall receive an equitable and proportionate share of the recovery, but at least equal to the amount that it would have received had it provided and maintained a single insured bond with minimum coverage required by paragraph (d) of Rule 17g-1 promulgated under the 1940 Act (the “Rule”).
     The Fidelity Bond coverage is in the amount of $7,525,000, which represents adequate coverage as required under the Rule. The coverage is allocated based upon the gross assets of the Insureds as of the most recent fiscal quarter end as set forth below:

		Required
	1/31/08 Gross	Coverage
	Assets	Under	Fidelity Bond	Allocation
Fund	($ million)	the Rule	Coverage	of Premium
Prospect Street High Income Portfolio Inc.	$134,339,761	$525,000	$575,000	7.64%
Prospect Street Income Shares Inc.	89,487,318	450,000	450,000	5.98%
Highland Floating Rate Fund	1,932,287,761	1,500,000	1,550,000	20.59%
Highland Floating Rate Advantage Fund	3,008,033,003	2,100,000	2,100,000	27.90%
Highland Special Situations Fund	81,230,352	450,000	450,000	5.98%
Highland Credit Strategies Fund	993,324,437	1,000,000	1,250,000	16.61%
Highland Funds I	47,114,613	350,000	400,000	5.31%
Highland Distressed
Opportunities, Inc.	351,258,387	750,000	750,000	9.99%

Totals	$6,737,075,632	$7,125,000	$7,525,000	100.00%

Prospect Street High Income Portfolio Inc.
Prospect Street Income Shares Inc.
Highland Floating Rate Fund
Highland Floating Rate Advantage Fund
Highland Special Situations Fund
Highland Credit Strategies Fund
Highland Funds I
Highland Capital Multi-Strategy Fund
Highland Distressed Opportunities, Inc.
By:                /s/ M. Jason Blackburn
Name: M. Jason Blackburn
Title: Secretary and Treasurer